UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 11, 2009

WUHAN GENERAL GROUP (CHINA), INC.

(Exact Name of Registrant as Specified in Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-34125 (Commission File Number)	84-1092589 (IRS Employer Identification No.)

Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:  (86) 27-5970-0069

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.             Entry into a Material Definitive Agreement.

On November 11, 2009, Wuhan General Group (China), Inc. (the “Company”), through its wholly owned subsidiaries Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd. (“Wuhan Xingelin,” together with Wuhan Blower and Wuhan Generating, the “Borrowers”), entered into a Loan Agreement with Standard Chartered Bank (China) Limited, Guangzhou Branch (the “Lender”).  The Loan Agreement provides for a loan facility totaling RMB 303,100,000 (approximately $44.4 million) in senior secured debt financing consisting of a term loan facility for up to RMB 211,600,000 (approximately $31.0 million) (the “Tranche A Loan”) and a term loan facility for up to RMB 91,500,000 (approximately $13.4 million) (the “Tranche B Loan,” together with the Tranche A Loan, the “Loans”).  The Tranche A Loan will be used primarily to repay the existing bank debts of Wuhan Blower and Wuhan Generating and to purchase equipment for Wuhan Generating.  The Tranche B Loan will be used primarily to facilitate the capital expenditure investments of Wuhan Xingelin.

The obligations under the Loan Agreement are guaranteed by the Company, Universe Faith Group Limited, a wholly owned subsidiary of the Company, and Mr. Xu Jie personally, the President and Chief Executive Officer of the Company.  Each of the guarantors also is a party to the Loan Agreement.

Both the Tranche A Loan and the Tranche B Loan will mature on the third anniversary of the date of the first drawdown under the Tranche A Loan, subject to an extension of one year and a half at the Lender’s sole discretion.  Commencing fifteen months after the first drawdown under the Tranche A Loan, the Borrowers will be required to pay eight successive quarterly installments on the Tranche A Loan.  With respect to the Tranche B Loan, the Borrowers will be required to make eight installment payments commencing fifteen months after the first drawdown under the Tranche A Loan.

The Tranche A Loan will bear interest at a fixed rate to be determined at the time of the drawdown.  The interest rate of the Tranche B Loan will be either a fixed rate or floating rate plus margin, to be determined at the time of the first drawdown.  The Borrowers also must pay to the Lender, who also serves as the facility agent, an annual commitment fee of 3%, which is to be paid monthly while the Loans are available.

Subject to certain conditions, the Borrowers may voluntarily prepay the Loans with a prepayment fee.  The Borrowers are subject to a mandatory prepayment of the Loans if the Borrowers obtain any new debt financing, dispose of certain assets, distribute dividends or change control, among other circumstances.

The Loan Agreement contains covenants, which include, among others: limitation on the incurrence of additional indebtedness; limitation on guarantees, liens, investments, sale of assets, mergers, change of control and capital expenditures; and maintenance of specified financial ratios.  So long as any amount is outstanding under the Loans, (1) the Borrowers must maintain a Loan to Value Ratio of 75% through June 2010 and 65% thereafter and (2) Wuhan Blower must maintain (i) a ratio of total debt to EBITDA of less than certain amounts that range from 3.0 to 3.5 during 2009 and 2010 and 2.5 in 2011 and (ii) total revenues must exceed certain amounts that range between RMB 600,000,000 (approximately $87.9 million) to RMB 750,000,000 (approximately $109.9 million) from 2009 through 2011.

The Tranche B Loan is subject to additional conditions, including the completion of syndication of at least RMB 80,000,000 (approximately $11.7 million) under the Tranche A Loan and the Borrowers maintaining a ratio of total debt to consolidated EBITDA of less than 2.9 and total annual evenues of at least RMB 600,000,000 (approximately $87.9 million).

As a condition to the Loans, the Borrowers granted to the Lender a security interest in substantially all of their assets, including, among other things, mortgages over land use rights and ownership of buildings, factories and equipment, pledge of shares, existing and future account receivables that exceed certain amounts and registered trademarks.  In addition, each of the Borrowers agreed to provide financial and other information within certain time frames, including audited financial statements within 90 calendar days after the end of each fiscal year and unaudited financial statements within 15 calendar days after the end of each fiscal quarter.  Each of the Borrowers and guarantors also agreed, among other things, that there will be no material changes in the senior officers or board of directors without the prior written consent of the Lender; all related party transactions will be at arm’s-length; and, subject to certain conditions, an additional capital contribution of RMB 74,086,590 (approximately $10.9 million) will be made by December 31, 2009 to Wuhan Blower or Wuhan Blower will provide written evidence that it will reduce its registered capital amount to its current paid in amount with the appropriate government officials.

The Borrowers must meet certain conditions prior to the funding of the Loans by the Lender.  These include, among other things, confirmation that, after repaying the existing debt of all Borrowers with funds from Tranche A, there will be no other debt or corporate guarantees remaining other than those identified in the Loan Agreement.  To the extent that the Borrowers fail to meet all the required conditions precedent to drawdown under the Loan Agreement, the Lender is not obligated to fund the Loans.

The failure to satisfy the covenants under the Loan Agreement or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of the Borrowers.  The events of default include, among others: the failure to make payments under the Loan Agreement; insolvency or bankruptcy proceedings involving any of the Borrowers; cross defaults to other indebtedness by the Borrowers; material litigation or a change in control of the Borrowers; and subject to certain limitations, the failure to perform or observe covenants or other obligations under the Loan Agreement or related documents by the Borrowers or guarantors.

The Borrowers are subject to a penalty interest rate of 1% on all amounts due and unpaid if the Borrowers fail to pay any sum payable when due.  In addition, the Borrowers are subject to a penalty interest rate of the People’s Bank of China rate, plus a mark up of 50% to 100%, on all amounts used for purposes that do not comply with the stated purposes under the Loan Agreement.

The Loan Agreement is governed by the laws of the People’s Republic of China (the “PRC”).  All financial covenants under the Loan Agreement are based on generally accepted accounting principles in the PRC.  All amounts in the Loan Agreement are denominated in RMB, which is the currency used in the PRC.  The dollar translations used in this Current Report are based on the exchange rate of RMB 6.83 for each 1.00 U.S. Dollar, on November 12, 2009.

In connection with the Loan Agreement, the Borrowers entered into an agreement (the “Agreement”) with Standard Chartered Corporate Advisory Co. (Beijing), Ltd. (the “Advisor”) for certain advisory and management services.  Under the Agreement, the Borrowers agreed to pay to the Advisor a management fee of 1% of the net gross revenues of the Borrowers in connection with the Tranche B Loan.  This management fee remains valid and payable until one year after the maturity date of the Loans.  In addition, the Borrowers have agreed to pay to the Advisor an advisory fee of 8% of the Loans.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.  The Company issued a press release announcing the Loan Agreement on November 16, 2009, and a copy of this press release is attached hereto as Exhibit 99.1.

Item 2.03.            Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01.            Financial Statements and Exhibits.

(d)           Exhibits

Exhibit 10.1
Loan Agreement, dated November 11, 2009, by and among Wuhan Blower Co., Ltd., Wuhan Generating Equipment Co., Ltd. and Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd. as borrowers, Standard Chartered Bank (China) Limited, Guangzhou Branch as lender, facility agent and security agent, and Wuhan General Group (China), Inc., Universe Faith Group Limited and Mr. Xu Jie as guarantors (translation).

Exhibit 99.1	Press Release on Loan Agreement issued by the Company on November 16, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wuhan General Group (China), Inc.

Date: November 15, 2009

By:	/s/ Haiming Liu
Name: Haiming Liu
Title: Chief Financial Officer

EXHIBIT INDEX
Form 8-K
November 16, 2009

Filed
Exhibit No.	Description	Herewith	By Reference
10.1
Loan Agreement, dated November 11, 2009, by and among Wuhan Blower Co., Ltd., Wuhan Generating Equipment Co., Ltd. and Wuhan Xingelin Machinery Equipment Manufacturing Co., Ltd. as borrowers, Standard Chartered Bank (China) Limited, Guangzhou Branch as lender, facility agent and security agent, and Wuhan General Group (China), Inc., Universe Faith Group Limited and Mr. Xu Jie as guarantors (translation).
X

99.1	Press Release on Loan Agreement issued by the Company on November 16, 2009.	X